Exhibit 99.21

Oceanpine Capital Inc.

Suite 2207-9, 22/F, Tower Two, Lippo Centre

89 Queensway, Admiralty

Hong Kong

April 29, 2026

Oceanpine Skyline Inc.

Vistra (Cayman) Limited, P. O. Box 31119

Grand Pavilion, Hibiscus Way, 802 West Bay Road

Grand Cayman, KY1-1205 Cayman Islands.

Re:	Amended and Restated Equity Commitment Letter

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger dated November 4, 2025 (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, including as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated April 29, 2026, the “Merger Agreement”), by and among Oceanpine Skyline Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), Oceanpine Merger Sub Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Merger Sub”), and LakeShore Biopharma Co., Ltd, an exempted company with limited liability incorporated under the Laws of the Cayman Islands, formerly known as YishengBio Co., Ltd and YS Biopharma Co., Ltd. and listed for quotation on the OTC Pink Open Market (the “Company”), pursuant to which, upon the terms and subject to the conditions set forth therein, among other things, Merger Sub will be merged with and into the Company, with the Company surviving that merger on the terms and conditions set forth in the Merger Agreement (the “Merger”). Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement, as in effect on the date hereof. Oceanpine Capital Inc. is referred to herein as the “Sponsor”. This Amended and Restated Equity Commitment Letter (this “Agreement”), which amends and restates in its entirety that certain Equity Commitment Letter (the “Initial Equity Commitment Letter”) dated November 4, 2025 from the Sponsor to Parent, is being delivered to Parent in connection with the execution of the Merger Agreement.

1. Commitment. This Agreement confirms the commitment of the Sponsor, upon the terms and subject to the conditions set forth herein and in the Merger Agreement, to purchase, or to cause one or more of its respective Affiliates to purchase, prior to or at the Closing, equity interests of Parent for an aggregate amount of US$1,268,818.58 in immediately available funds in United States Dollars (the “Commitment”). The Sponsor may effect the funding of the Commitment directly or indirectly through one or more of its intermediaries or Affiliates, but the foregoing shall not relieve the Sponsor of its obligations to fund any portion of the Commitment except to the extent any of such intermediaries or Affiliates have actually funded such portion pursuant to and in accordance with this Agreement. The proceeds of the Commitment shall be used by Parent solely for the purpose of enabling Parent, directly or indirectly, to fund (a) payment of the total amount of the Merger Consideration to consummate the Merger pursuant to and in accordance with the Merger Agreement at the time of Closing, and (b) all other amounts required to be paid by Parent and Merger Sub pursuant to and in accordance with the Merger Agreement, together with all related fees and expenses of Parent and Merger Sub payable in connection with the Merger and the other transactions contemplated by the Merger Agreement (clauses (a) and (b), collectively, the “Transaction Costs”); provided, however, that the Sponsor shall not, under any circumstances, be obligated to purchase equity from Parent or otherwise provide any funds to Parent in an amount exceeding the Commitment.

2. Conditions to Funding. The obligation of the Sponsor (together with its permitted assigns) to fund the Commitment is subject to (i) the satisfaction or waiver by Parent of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger as set forth in Sections 8.1 and 8.2 of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver by Parent of such conditions), (ii) the substantially contemporaneous consummation of the Merger in accordance with the terms of the Merger Agreement, and (iii) the substantially simultaneous consummation of the cancellation of the Rollover Shares pursuant to the Support Agreement, provided that the satisfaction or failure of the condition set forth in the sub-clause (iii) shall not limit or impair the ability of Parent or the Company to seek enforcement of the obligations of the Sponsor under and in accordance with this Agreement, as long as the Company is also seeking enforcement of the cancellation of Rollover Shares under the Support Agreement or the Rollover Shares have been or will be cancelled pursuant to the terms of the Support Agreement. Notwithstanding the foregoing, if the Company is awarded specific performance with respect to the obligations of Parent and Merger Sub to effect the Closing pursuant to the Merger Agreement, the conditions set forth above shall be deemed satisfied. The Commitment to be funded under this Agreement will be reduced to the extent that Parent does not require all of the equity financing with respect to which the Sponsor has made its Commitment in order to consummate the transactions contemplated by the Merger Agreement and to pay the Transaction Costs in full.

3. Termination. This Agreement and the Sponsor’s obligation to fund the Commitment will terminate automatically upon the earlier to occur of (a) the consummation of the Closing and the payment by Parent and Merger Sub of all amounts required to be made by them under the Merger Agreement, and (b) the valid termination of the Merger Agreement in accordance with its terms; provided that, if any claim or proceeding has been commenced by the Company to seek specific performance of the obligations of Parent and Merger Sub to effect the Closing pursuant to the Merger Agreement, this Agreement and the Sponsor’s obligation to fund the Commitment shall survive until the earlier of (i) a final, non-appealable judgment from a court of competent jurisdiction in respect of such claim or proceeding (and, if determined in such judgment, payment of all amounts required to be made by Parent and Merger Sub) and (ii) the consummation of the Closing and the payment by Parent and Merger Sub of all amounts required to be made by them under the Merger Agreement. From and after the valid termination of the obligation to fund the Commitment in accordance with the preceding sentence, neither the Sponsor nor any Related Party (as defined below) of the Sponsor will have any liability or obligation to any Person as a result of this Agreement.

4. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, no Person other than the Sponsor, its successors or permitted assigns shall have any liability for any obligations or liabilities hereunder and (a) notwithstanding that the Sponsor or any of its permitted assigns may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future direct or indirect director, officer, employee, agent, partner, manager, member, security holder, Affiliate, stockholder, controlling Person, attorney or Representative of the Sponsor, other than the Sponsor itself and other than Parent, Merger Sub or their respective successors or assigns under the Merger Agreement (any such Person, other than the Sponsor, Parent, Merger Sub or their respective successors or assigns under the Merger Agreement, a “Related Party”) or any Related Party of any of the Sponsor’s Related Parties (including without limitation, in respect of any liabilities or obligations arising under, or in connection with the Merger, the Merger Agreement and the transactions contemplated thereby, including without limitation, in the event that either Parent or Merger Sub breaches its obligations under the Merger Agreement and including whether or not Parent’s or Merger Sub’s breach is caused by the breach by the Sponsor of its obligations under this Agreement) whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, and (b) no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party of the Sponsor or any Related Party of the Sponsor’s Related Parties under this Agreement or any documents or instruments delivered in connection herewith or with the Merger Agreement or for any claim based on, in respect of, or by reason of such obligations hereunder or by their creation. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Company (solely to the extent provided for in the first sentence of Section 6 of this Agreement), Parent and the Sponsor, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. For the avoidance of doubt, this Section 4 shall not in any manner limit, restrict or affect any of the Related Parties’ or Sponsor’s Related Parties’ obligations or liabilities under (i) the Merger Agreement, (ii) the Support Agreement, or (iii) the Limited Guarantee, in each case to which such Person is a party.

5. Assignment; Reliance. This Agreement, Parent’s rights hereunder and the Sponsor’s obligations to fund the Commitment hereunder shall not be assignable to any other party without the prior written consent of the other parties hereto and the Company, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Sponsor may assign its obligations to fund the Commitment hereunder to Affiliates of the Sponsor without the consent of Parent or the Company; provided, however, that notwithstanding any such assignment, the Sponsor shall remain liable to perform all of its obligations hereunder (including its obligation to fund the Commitment in full hereunder). The Sponsor acknowledges that Parent and the Company have entered into the Merger Agreement, and Parent will proceed with and consummate the Merger in reliance upon, among other things, the Sponsor’s obligation to fund the Commitment as set forth herein.

6. Third Party Beneficiaries. The Company is hereby made an express third party beneficiary of this Agreement with the right to rely on this Agreement and to cause the Sponsor to fund its Commitment pursuant to and in accordance with Section 1 to enable Parent and Merger Sub to effect the Closing under the Merger Agreement; and, provided, further, that the right of the Company to enforce Section 1 of this Agreement pursuant to this Section 6 is subject to the terms, conditions and limitations set forth in the Merger Agreement. Except as set forth in the preceding sentence, nothing set forth in this Agreement shall be construed to confer upon or give any Person other than Parent any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Commitment or any provisions of this Agreement. For the avoidance of doubt and notwithstanding anything to the contrary in any other section of this Agreement or in the Merger Agreement, and notwithstanding that this Agreement is referred to in the Merger Agreement, no third party (including any creditors, Subsidiaries and Affiliates of the Company or any of Parent’s creditors) other than the Company in the limited circumstances described above, shall have any rights against the Sponsor pursuant to this Agreement. The Sponsor acknowledges that the Company has specifically relied on this Agreement in determining to enter into the Merger Agreement.

7. Representations and Warranties. The Sponsor represents, warrants, and covenants to Parent that:

(a) (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) the Sponsor has (and will continue to have) the requisite capacity and authority to execute and deliver this Agreement and to fulfill and perform its obligations hereunder and to consummate the transactions contemplated hereby; and (iii) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary corporate action, and no other proceedings or actions on the part of it are necessary therefor;

(b) this Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding agreement of it enforceable by Parent against it in accordance with its terms, except to the extent that enforceability may be limited by applicable Enforceability Exceptions;

(c) (i) it has (and will continue to have) available funds not less than the sum of the Commitment plus the aggregate amount of all other commitments and obligations the Sponsor currently has outstanding and (ii) the Commitment is equal to or less than the maximum amount that the Sponsor is permitted to invest in any one portfolio investment or in any form through any method pursuant to the terms of its constituent documents;

(d) the execution, delivery and performance by it of this Agreement do not and will not (i) violate any Laws or Order applicable to the Sponsor or the Sponsor’s properties or assets, (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, or otherwise require the consent or approval of any other Person pursuant to, any material Contract to which it is a party, or (iii) violate any of its organizational documents;

(e) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity or any other Person necessary for the due execution, delivery and performance of this Agreement by it have been obtained or made, and all conditions thereof have been duly complied with and no other action by, and no notice to or filing with, any Governmental Entity or any other Person, is required in connection with the execution, delivery and performance of this Agreement; and

(f) there is no Legal Proceeding pending against it, or, to the knowledge of it, threatened against it or any other Person, that restricts or prohibits the performance by it of its obligations under this Agreement.

8. Relationship of the Parties. The Sponsor and Parent acknowledge and agree that (a) this Agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship or act in concert between the parties hereto and neither this Agreement nor any other document or agreement entered into by either party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Sponsor under this Agreement are solely contractual in nature.

9. Amendment and Waiver; Miscellaneous. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed by each party hereto and the Company. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. The parties irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and the parties agree that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record. This Agreement shall become effective upon its acceptance by Parent, as evidenced by the delivery to the Sponsor of a counterpart of this Agreement executed by Parent, with a copy provided to the Company. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof or of any other jurisdiction.

11. Dispute Resolution.

(a) Any Legal Proceeding arising out of or in any way relating to this Agreement or the subject matter hereunder (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the HKIAC Administered Arbitration Rules in force at the relevant time and as may be amended by this Section 11(a) (the “HKIAC Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree on the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the HKIAC Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the parties hereto hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 11, any party hereto may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in the HKIAC Rules. Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.

12. Entire Agreement. This Agreement, together with the Limited Guarantee, the Support Agreement, the Merger Agreement and any other agreement or instrument delivered in connection with the transaction contemplated by this Agreement and the Merger Agreement, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all contemporaneous or prior agreements or understandings, both written and oral, between or among Parent or any of its Affiliates, on the one hand, and the Sponsor or any of its Affiliates, on the other hand, with respect to the subject matter hereof.

13. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

14. Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail; (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 14):

(a)	If to Parent:

Address: 21F, China Century Tower, No. 9 Xiaoyunli South St, Beijing 100026, China

Attention: Shaodeng Nan

Email: nansd@oceanpine.com

with a copy to (which shall not constitute notice):

White & Case LLP

19th Floor, Tower 1 of China Central Place

81 Jianguo Lu

Chaoyang District

Beijing 100025

People’s Republic of China

Attention: Alan Bao, Esq.

Email: alan.bao@whitecase.com

(b)	If to Sponsor:

Address: 21F, China Century Tower, No. 9 Xiaoyunli South St, Beijing 100026, China

Attention: Shaodeng Nan

Email: nansd@oceanpine.com

15. Headings. Headings of the articles, sections, clauses and sub-clauses of this Agreement and the table of contents, annexes, schedules and/or exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

16. Prior Agreement. By execution of this Agreement, the Sponsor and Parent agree and confirm that (i) the Initial Equity Commitment Letter is completely amended, restated, replaced and superseded by the terms of this Agreement and (ii) the Initial Equity Commitment Letter is terminated and replaced by this Agreement in its entirety as of the date hereof and any and all rights the parties (as applicable) may have thereunder are hereby waived in exchange for their rights hereunder.

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IN WITNESS WHEREOF, this Agreement is executed and effective as of date first written above.

Sponsor:	Oceanpine Capital Inc.

By:	/s/ Yang Jiayu
Name:	YANG Jiayu
Title:	Director

ACCEPTED AND AGREED:

Parent:	Oceanpine Skyline Inc.

By:	/s/ Nan Shaodeng
Name:	NAN Shaodeng
Title:	Director

[Signature Page to Amended and Restated Equity Commitment Letter]

ACKNOWLEDGED AND AGREED pursuant to Section 9 of the Initial Equity Commitment Letter:

Company:	LakeShore Biopharma Co., Ltd

By:	/s/ Jutao (Adam) Zhao
Name:	Jutao (Adam) Zhao
Title:	Chairperson of the Special Committee of the Board of Directors

[Signature Page to Amended and Restated Equity Commitment Letter]